Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of UnitedHealth Group Incorporated dated February 10, 2011 (May 23, 2011 as to the effects of the business realignment discussed in Note 2, Note 6, and Note 14), appearing in the Current Report on Form 8-K of UnitedHealth Group Incorporated for the year ended December 31, 2010, and the financial statement schedules and the effectiveness of UnitedHealth Group Incorporated’s internal control over financial reporting dated February 10, 2011, appearing in the Annual Report on Form 10-K of UnitedHealth Group Incorporated for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN

May 24, 2011